THOMPSON  BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON  NEW YORK  WASHINGTON,D.C.

         HINE

January 27, 2005

Merit Advisors Investment Trust

11032 Quail Creek Road, Suite 105

Oklahoma City, Oklahoma 73120-6208

Re:  Merit High Yield Fund, File Nos. 333-112178 and 811-21495

Gentleman:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 2 to the Registration Statement, File Nos. 333-112178 and 811-21495 (the “Registration Statement”), of the Merit Advisors Investment Trust (the “Trust”).

We have examined a copy of the Trust’s Certificate of Trust, the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

We are admitted to the Bar of the State of Ohio and we express no opinion herein as to the laws of any jurisdiction other than the laws of the United States of America,and the State of Ohio.  With your consent, we have assumed for purposes of this opinion that the provisions of the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) are identical to the laws of the State of Ohio.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 2 is effective for purposes of applicable federal and state securities laws, the shares of the Merit High Yield Fund, a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/

THOMPSON HINE LLP

JMS:LFS:JMC